MUTUAL NON-DISCLOSURE AGREEMENT

In connection with a potential transaction (“Proposed Transaction”) between PT Media Nusantara Citra Tbk, an Indonesian corporation (“Company A”), and Linktone Ltd., a Cayman Islands corporation (“Company B”), and in order to allow Company A and Company B to evaluate the Proposed Transaction, the parties wish to protect and preserve the confidential and/or proprietary nature of certain information and materials of Company A and Company B that have been or may be disclosed or made available to the other party or its Representatives (as defined below) in connection with certain discussions, negotiations or dealings between the parties relating to the Proposed Transaction (each party when disclosing information hereunder being the “Disclosing Party” and when receiving information hereunder being the “Receiving Party”).

In consideration of the foregoing and the rights and obligations set forth herein, both parties hereby agree as of October 5, 2007 (“Effective Date”):

1.	Proprietary Information And Other Definitions.

1.1  “Proprietary Information” means any and all information and material disclosed by the Disclosing Party or its Representatives to the Receiving Party or its Representatives in connection with the Proposed Transaction or in the course of the parties’ evaluation of the Proposed Transaction, together with all communications, data, reports, analyses, compilations, studies, interpretations, records, notes, lists, financial statements or other materials or information prepared by the Receiving Party or its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Proprietary Information of the Disclosing Party or that reflect the review of, interest in, or evaluation of all or any portion of the Proposed Transaction or the Disclosing Party’s business (collectively, “Derived Information”), whether tangible or intangible, furnished or prepared in writing, or in oral, graphic, electronic or any other form or manner and whether furnished or prepared before, on or after the date hereof, Proprietary information includes, without limitation, any (a) trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy, client and customer lists or forecasts of the Disclosing Party; and (b) technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other such information or materials of the Disclosing Party. In addition, Proprietary Information shall include (x) the fact that discussions or negotiations are taking place concerning the Proposed Transaction or that Company A has made or may make an offer to acquire Company B’s stock or assets or that any Proprietary Information has been shared between the parties and their respective Representatives in connection therewith, (y) the proposed terms and conditions of the Proposed Transaction (including any financial terms and conditions) and the status thereof, and (z) the existence, context, and scope of this Agreement.

Proprietary Information shall not include information that: (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Receiving Party in breach of this Agreement (including any disclosure or other action or inaction by the Representatives of the Receiving Party that would constitute a breach of this Agreement if undertaken by the Receiving Party itself); (ii) is or becomes known or available to the Receiving Party or any of its Representatives on a non-confidential basis from a source (other than the Disclosing Party or any of its subsidiaries, affiliates or Representatives) that, to the best of the knowledge of the Receiving Party, after reasonable inquiry, is not prohibited from disclosing such Proprietary Information to the Receiving Party by a contractual, legal or fiduciary obligation owed to the Disclosing Party or its Representatives; or (iii) is or was already in the possession of, or is or becomes known to, the Receiving Party or any of its Representatives prior to any discussions between the parties relating to the Proposed Transaction or is or was independently developed by the Receiving Party or any of its Representatives without violation of any obligation under this Agreement.

1.2  “Representatives” means as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, banks, attorneys, accountants and their respective Representatives).

1.3  “person” shall be broadly interpreted to include, without limitation, any corporation, partnership, other entity or individual.

2.	Non-Disclosure And Limited Use.

2.1  Non-Disclosure.  Without the prior written consent of the Disclosing Party and except as otherwise required by applicable law, Receiving Party shall keep, and shall cause its Representatives to keep, all Proprietary Information confidential shall not disclose or reveal, and shall cause its Representatives not to disclose or reveal, in any manner whatsoever, in whole or in part, any Proprietary Information to any person, other than to its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and who are bound by obligations of confidentiality with respect to such Proprietary Information. Each party shall inform all of its respective Representatives and shall cause its respective Representatives to inform their Representatives who receive Proprietary Information hereunder of the confidential nature of such information and the Proposed Transaction, as well as the terms of this Agreement. Receiving Party shall not, and shall cause its Representatives to not, use any Proprietary Information for the benefit of itself or any other third party or for any purpose other than to evaluate the Proposed Transaction or in connection with the consummation of the Proposed Transaction. Each party shall be responsible for any breach of the terms of this Agreement by it or its Representatives.

2.2  Degree of Care.  The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Proprietary Information of the Disclosing Party. The Receiving Party shall not, and shall cause its Representatives to not, decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) any Proprietary Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Proprietary Information or any portion thereof. Receiving Party shall not use Proprietary Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States.

2.3  Designated Representatives.  Neither Company A nor its Representatives shall initiate or maintain contact with any officer, director, shareholder, employee or agent of Company B or its subsidiaries regarding the Proposed Transaction, except with the consent of Company B. Neither Company B nor its Representatives shall initiate or maintain contact with any officer, director, shareholder, employee or agent of Company A or its subsidiaries regarding the Proposed Transaction, except with the consent of Company A.

2.4  Compelled Disclosure of Proprietary Information.  In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such request or requirement, in order to enable the Disclosing Party (a) to seek an appropriate protective order or other remedy, (b) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (c) waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, the Receiving Party or its Representatives, as the case may be, shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which the Receiving Party is advised by outside legal counsel is legally required to be disclosed and exercise its commercially reasonable efforts to cooperate with the Disclosing Party to obtain confidential treatment for the Proprietary Information so disclosed.

2.5  Attorney-Client Privilege.  To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Proprietary Information shall remain entitled to all protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this

Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

2.6  Definitive Agreement.  Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this Agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party). For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement in principle.

2.7  No Representations or Warranties Regarding Proprietary Information.  Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party acknowledges that neither the other party nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information or any use thereof. Each party hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in a definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of any such agreement, should the discussions between the parties progress to such a point.

3.	No Solicitation.

3.1  No Solicitation of Employees.  Each party agrees that neither it nor its Representatives will at any time from the date of this Agreement until the first anniversary of such date, directly or indirectly, employ or solicit for employment any employee of the other party, or any of its affiliates that has first been introduced by the other party or any of its affiliates to the other party or any of its affiliates in connection with the Proposed Transaction or who was otherwise substantively involved in the discussions of the Proposed Transaction or any other person who is now employed as an officer of the other party or any of its affiliates; provided, that the foregoing restriction shall not be deemed to prohibit either party or its Representatives from making general public solicitations for employment for any position or from employing any employee of the other party or any of its affiliates who responds to such a general solicitation for employment. Additionally, the above restriction shall not be deemed to prohibit Company A from making offers of employment or offering retention packages to any employees of Company B or any of its affiliates in connection with the Proposed Transaction.

3.2  No Solicitation of Customers.  Each party acknowledges that the other party’s customers, joint venture partners and contractors are valuable business assets, and agrees that from the date of this Agreement until the first anniversary of such date, neither party shall (for itself or for any third party), directly or indirectly, divert or attempt to divert from the other party any of its respective customers, joint venture partners or contractors, through solicitation or otherwise.

4.	Securities Issues.

4.1  No Public Disclosure Required.  As of the date hereof, each party expressly confirms and agrees that it is not required to make any public disclosure with respect to (a) the Proposed Transaction (or the terms or conditions or any other facts relating thereto), (b) any item of Proprietary Information (or the fact that Proprietary Information has been made available to such party), or (c) any discussions or negotiations taking place between the parties with respect to the Proposed Transaction, whether pursuant to the securities laws of Indonesia, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, or similar requirements related to general disclosure. If, after the date of this Agreement, either party determines that any such disclosure is required, no such disclosure shall be made unless and until such party consults with the other party regarding the necessity and form of any such disclosure, and provides the other party a reasonable opportunity to review the proposed disclosure and comment thereon.

4.2  Restrictions on Sales of Securities.  Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States and other applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information,

4.3  Standstill.  Without the other party’s prior written consent, a party hereto will not (and will ensure that its “affiliates” as defined in Rule 12b-2 under the Exchange Act will not) for a period of 18 months from the date of this Agreement: (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the other party, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, Board of Directors or policies of the other party; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the other party or any of its subsidiaries; (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Securities of the other party; (v) make any proposal or any statement regarding any proposal, whether written or oral, to the Board of Directors of the other party or any director or officer of the other party, or otherwise make any public announcement or proposal whatsoever, with respect to the Proposed Transaction or any other transaction or proposed transaction between the parties, any of its respective security holders or any of its respective affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the other party’s Board of Directors or its designated Representatives shall have requested in advance the submission of such proposal (provided, that a party may notify an executive officer of the other party that it wishes to receive such a request from the other party’s Board of Directors or its designated Representatives, so long as such notification is delivered in a non-public manner only to such an executive officer and includes only the desire to receive a request and no indication of the proposal that would be presented following such request), (b) such proposal is directed to the other party’s Board of Directors or its designated Representatives, and (c) any public announcement with respect to such proposal is approved in advance by the other party’s Board of Directors, provided, that the provisions of this clause (v) shall not prohibit a party from making any such non-public proposal to the other party’s Board of Directors or any director or executive officer at any time; (vi) make a request in any form that the prohibitions of this paragraph be waived or that the other party take any action which would permit any of the actions described in this paragraph (provided, that notification of a party’s desire to receive a request from the other party’s Board of Directors or one of its designated Representatives pursuant to clause (v)(a) shall be deemed not to violate this clause (vi)); or (vii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

5.	Ownership.

All Proprietary Information (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of the Disclosing Party, provided, that all Derived Information shall be the sole property of the Receiving Party. Receiving Party does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information in accordance with the express provisions of this Agreement. All rights relating to the Proprietary Information that are not expressly granted hereunder are reserved and retained by the Disclosing Party,

6.	Remedies.

The Receiving Party agrees that, due to the unique nature of the Proprietary Information, the unauthorized disclosure or use of the Proprietary Information will cause irreparable harm and significant injury to the Disclosing Party, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Company, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach of this Agreement. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.	Return of Materials.

If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction such party shall promptly advise the other party of that decision. In that case, or in the event that the Proposed Transaction is not consummated for any reason, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Disclosing Party’s sole election, return or destroy (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any of its Representatives; provided, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered; and provided, further, that all documents reflecting the Receiving Party’s final evaluation of the Proposed Transaction and the reasons for its decision not to proceed with such a Proposed Transaction (if applicable) will not be required to be returned or destroyed, however, this Agreement will continue to apply to any such information on the terms set forth herein. Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations hereunder for the term of this Agreement (or such other term as may be applicable to the specific obligation), except as otherwise specifically provided herein.

8.	Miscellaneous.

8.1  Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the confidentiality of the Proprietary Information in connection with the Proposed Transaction and related matters and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

8.2  Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon Company A and Company B and their respective successors and permitted assigns.

8.3  Amendments and Waivers.  No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege or remedy that it has or may have hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of any such right, power, privilege or remedy hereunder.

8.4  Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

8.5  Jurisdiction; Waiver of Jury Trial.  The parties hereto agree that any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled by arbitration in Hong Kong in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre (the “Centre”) in force at the date of the dispute, as amended from time to time. There shall be a panel of three arbitrators, appointed by the Centre. The place of arbitration shall be in Hong Kong under the auspices of the Centre. The award of the arbitral panel shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. The language to be used in the arbitral proceedings shall be English. The arbitration panel shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law. Process in any action or proceeding referred to in this section may be served on any party anywhere in the world.

8.6  Expenses.  In the event of arbitration relating to this Agreement as provided in Section 8.5, if the arbitration panel determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable costs and expenses (including reasonable legal fees and expenses) such non-breaching party has incurred in connection with the enforcement of this Agreement, including any appeal therefrom.

8.7  Severability.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated.

8.8  Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) three (3) days after deposit with an internationally recognized express courier, specifying fastest delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other address or facsimile number as such party may designate by advance written notice to the other party hereto).

8.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

[Signatures Follow On The Next Page]

Company A		Company A
PT Media Nusantara Citra Tbk		Linktone Ltd.

Address:		Address:

Menara Kebon Sirih 27th floor Jl. Kebon Sirih No. 17-19 Jakarta Pusat, Indonesia		12F, Cross Tower No. 318 Fu Zhou Rd Shanghai 200001 People’s Republic of China

By: /s/ Sutanto Hartono	By: /s/ Stephen K. Sulistyo	By: /s/ Michael Li

(signature)
Name: Sutanto Hartono	Name: Stephen K. Sulistyo	Name:
(print)
Title: Director	Title: Director	Title:

[Signatures To Non-Disclosure Agreement]